EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Lund International Holdings, Inc. on Form S-8 (File Nos. 33-78140, 333-46263, 33-64083 and 33-37160) of our report dated February 19, 1999 on our audits of the consolidated financial statements of Lund International Holdings, Inc. as of December 31, 1998 and 1997, and June 30, 1997 and for the year ended December 31, 1998, the six month period ended December 31, 1997 and for the years ended June 30, 1997 and 1996 included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which is included in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
March 30, 1999